As filed with the Securities and Exchange Commission on May 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SIMON PROPERTY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-6268599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 West Washington Street
Indianapolis, Indiana	46204
(Address of Principal Executive Offices)	(Zip Code)

SIMON PROPERTY GROUP, L.P. 2019 STOCK INCENTIVE PLAN

(Full title of the plan)

Steven E. Fivel

General Counsel and Secretary

Simon Property Group, Inc.

225 West Washington Street

Indianapolis, Indiana 46204

(Name and address of agent for service)

(317) 636-1600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.0001 per share	8,000,000	$175.60	$1,404,800,000	$170,262

(1)         Simon Property Group, Inc. (the “Registrant”) is registering an aggregate of 8,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Simon Property Group, L.P. 2019 Stock Incentive Plan (the “2019 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2019 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)         The shares are to be offered at prices not presently determinable. The offering price is estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on May 1, 2019.

(3)         Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of the Registration Statement are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act, and will be delivered to participants in accordance with such rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Commission by the Registrant are incorporated herein by reference into this Registration Statement:

(1)              The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 22, 2019;

(2)              The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 8, 2019;

(3)              The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 23, 2019, February 12, 2019, April 30, 2019 and May 8, 2019; and

(4)              The description of the Common Stock contained in the Registration Statement on Form S-3 (File No. 333-223199), filed with the Commission on February 23, 2018, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The officers and directors of the Registrant are indemnified under Delaware law, the Registrant’s charter and the limited partnership agreement of Simon Property Group, L.P. (the “Operating Partnership”) against certain liabilities. The Delaware General Corporation Law (“DGCL”) generally permits a corporation to indemnify its directors and officers, among others, against expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred by them in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third party actions provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the corporation, and in a criminal proceeding, that the person had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

The Registrant’s charter contains a provision limiting the liability of directors and officers to the Registrant and its stockholders to the fullest extent permitted under and in accordance with the laws of the State of Delaware. The Registrant ‘s charter also provides that the directors will not be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the Registrant and its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law; (iii) any transaction from which the director derived an improper personal benefit; or (iv) any matter in respect of which such director would be liable under Section 174 of the DGCL. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director. No amendment of the Registrant’s charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. The Registrant’s bylaws contain provisions which implement the indemnification provisions of the Registrant’s charter.

The limited partnership agreement of the Operating Partnership provides for indemnification of the officers and directors of each general partner of the Operating Partnership to the same extent indemnification is provided to officers and directors of the Registrant in its charter, and limits the liability of such general partners and their officers and directors to the Operating Partnership and their partners to the same extent liability of officers and directors of the Registrant to the Registrant and its stockholders is limited under the Registrant’s charter.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and officers. The indemnification agreements require, among other things, that the Registrant indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Registrant also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if the Registrant obtains directors’ and officers’ liability insurance.

In addition, the Registrant has a directors’ and officers’ liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Registrant (incorporated by reference to Appendix A of the Registrant’s Proxy Statement on Schedule 14A filed March 27, 2009).

4.2	Amended and Restated By-Laws of Registrant as adopted on March 20, 2017 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed March 24, 2017).

4.3

Eighth Amended and Restated Limited Partnership Agreement of Simon Property Group, L.P., dated as of May 8, 2008 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Simon Property Group, Inc. on May 9, 2008).

4.4	Simon Property Group, L.P 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed May 8, 2019).

5.1*	Opinion of Sidley Austin LLP with respect to validity of issuance of securities.

23.1*	Consent of Sidley Austin LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).

*                      Filed herewith.

Item 9. Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on the 8th day of May, 2019.

SIMON PROPERTY GROUP, INC.

By	/s/ David Simon
Name	David Simon
Title	Chairman of the Board of Directors, Chief Executive Officer and President

Each person whose signature appears below hereby severally constitutes and appoints David Simon, Brian J. McDade and Steven E. Fivel, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Simon	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	May 8, 2019
David Simon

/s/ Herbert Simon	Chairman Emeritus and Director	May 8, 2019
Herbert Simon

/s/ Richard S. Sokolov	Vice Chairman and Director	May 8, 2019
Richard S. Sokolov

/s/ Larry C. Glasscock	Director	May 8, 2019
Larry C. Glasscock

/s/ Reuben S. Leibowitz	Director	May 8, 2019
Reuben S. Leibowitz

/s/ J. Albert Smith, Jr.	Director	May 8, 2019
J. Albert Smith, Jr.

/s/ Karen N. Horn	Director	May 8, 2019
Karen N. Horn

/s/ Allan Hubbard	Director	May 8, 2019
Allan Hubbard

/s/ Daniel C. Smith	Director	May 8, 2019
Daniel C. Smith

/s/ Gary M. Rodkin	Director	May 8, 2019
Gary M. Rodkin

/s/ Glyn F. Aeppel	Director	May 8, 2019
Glyn F. Aeppel

/s/ Stefan M. Selig	Director	May 8, 2019
Stefan M. Selig

/s/ Marta R. Stewart	Director	May 8, 2019
Marta R. Stewart

/s/ Brian J. McDade	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 8, 2019
Brian J. McDade

/s/ Adam J. Reuille	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 8, 2019
Adam J. Reuille